                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             WALL DATA INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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

                                      LOGO

                                                                 August 19, 1999

Dear Shareholder:

     You are cordially invited to attend the 1999 Annual Meeting of Shareholders of Wall Data Incorporated (the "Annual Meeting") to be held at 10:00 a.m. on Wednesday, September 22, 1999, at the Hyatt Regency Hotel, 900 Bellevue Way, Bellevue, Washington 98004.

     At the Annual Meeting, the shareholders will be asked to elect two Directors. The accompanying Notice of 1999 Annual Meeting of Shareholders and Proxy Statement describe the matters to be presented at the Annual Meeting.

     The Board of Directors unanimously recommends that shareholders vote for the election of the nominated Directors.

     Whether or not you plan to attend the Annual Meeting, we hope that you will have your stock represented by marking, signing, dating and returning your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

                                          Sincerely,

                                          /s/ KEVIN B. VITALE
                                          President

                                   IMPORTANT

A proxy card is enclosed. All shareholders are urged to complete and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage if mailed in the United States. Any shareholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

                    IT IS IMPORTANT THAT YOUR STOCK BE VOTED

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 22, 1999

To the Shareholders:

     The 1999 Annual Meeting of Shareholders of Wall Data Incorporated (the "Annual Meeting") will be held at the Hyatt Regency Hotel, 900 Bellevue Way, Bellevue, Washington 98004, on Wednesday, September 22, 1999, at 10:00 a.m., for the following purposes:

     1. To elect two Directors, both of whom will hold office until the third annual meeting of shareholders following their election, or until their respective successors are elected and qualified; and

     2. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The Board of Directors has fixed July 26, 1999 as the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting.

     ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON, BUT EVEN IF YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION. SHAREHOLDERS ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY SENT IN A PROXY CARD.

                                          By Order of the Board of Directors

                                          /s/ CRAIG E. SHANK
                                          Vice President and Secretary
Kirkland, Washington
August 19, 1999

                             WALL DATA INCORPORATED

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON WEDNESDAY, SEPTEMBER 22, 1999

GENERAL

     The enclosed proxy is solicited by the Board of Directors of Wall Data Incorporated, a Washington corporation ("Wall Data" or the "Company"), for use at the Annual Meeting of Shareholders of Wall Data (the "Annual Meeting") to be held at 10:00 a.m. on Wednesday, September 22, 1999, at the Hyatt Regency Hotel, 900 Bellevue Way, Bellevue, Washington 98004, and at any adjournment or postponement thereof.

     Wall Data's principal executive offices are located at 11332 N.E. 122nd Way, Kirkland, Washington 98034-6931.

     This Proxy Statement and the accompanying proxy card are being mailed to the shareholders of Wall Data on or about August 24, 1999.

OUTSTANDING SECURITIES AND VOTING RIGHTS

     Only holders of record of Wall Data's common stock, no par value (the "Common Stock"), at the close of business on July 26, 1999 will be entitled to notice of and to vote at the Annual Meeting. On that date, the Company had 10,152,621 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting. Holders of Common Stock are not entitled to cumulate votes in the election of Directors. Under applicable law and the Company's Articles of Incorporation and Bylaws, if a quorum is present at the Annual Meeting, the two nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors at the Annual Meeting by the shares present in person or represented by proxy will be elected Directors. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Absentions and broker non-votes will have no effect on the proposal to elect the Directors.

PROXY VOTING

     Shares for which proxies are properly executed and returned will be voted at the Annual Meeting in accordance with the directions noted thereon, or, in the absence of directions to the contrary, will be voted "FOR" the election of the nominees to the Board of Directors named on the following page. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their discretion with respect to such matters.

REVOCATION

     Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy card bearing a later date, or by attending the Annual Meeting and electing to vote in person.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     In accordance with the Company's Bylaws, the Board of Directors has fixed the number of Directors constituting the Board at eight. Directors generally are elected for three-year terms, and the Board is divided into three classes, with one class of Directors elected to a three-year term at each annual meeting of shareholders. Five of the Directors are serving terms that continue beyond the 1999 Annual Meeting. Of the continuing Directors, two are serving terms that will not expire until the 2000 Annual Meeting of Shareholders and three are serving terms that will not expire until the 2001 Annual Meeting of Shareholders. At the Annual Meeting, two Directors will be elected to hold office until the 2002 Annual Meeting of Shareholders, or until their respective successors are elected and qualified.

     The Board of Directors, based on the recommendation of its Nominating Committee, has proposed that the following nominees be elected at the Annual Meeting for three-year terms: Henry N. Lewis and Kevin B. Vitale. Unless otherwise instructed, it is the intention of the persons named on the accompanying proxy card to vote shares represented by properly executed proxies for such nominees. Although the Board of Directors anticipates that the two nominees will be available to serve as Directors of the Company, if any of them should be unwilling or unable to serve, the holders of the proxies may vote the proxies for the election of a substitute nominee or nominees as may be designated by the Board of Directors.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.

NOMINEES FOR THE BOARD OF DIRECTORS

     Biographical information regarding each of the nominees for the Board of Directors is set forth below:

     DIRECTORS TO SERVE UNTIL 2002

     Kevin B. Vitale, age 41, has been a Director and Chief Operating Officer of the Company since July 1997. Mr. Vitale served as Executive Vice President of the Company from April 1996 to July 1997 and Vice President, Operations and Services from July 1993 to April 1996. Prior to joining the Company, Mr. Vitale was Vice President, Corporate Quality and Customer Service of NetFRAME Systems Incorporated from July 1989 to July 1993. Mr. Vitale also serves as a director and the chairman of the Long Range Planning Committee for the Washington Software Association and as a director of DataChannel, Inc., an Internet technology company. He is also a founding member of the Technical Support Alliance Network ("TSANet"), where he served as a board member and Treasurer for the past four years.

     Henry N. Lewis, age 60, has been a Director of the Company since January 1993. Since 1976, Mr. Lewis has been a Managing Director and a principal in Computer Ventures Group Limited, a London-based investment company investing primarily in the computer industry. Mr. Lewis is also a director of Action Computer Supplies Limited, Action Computer Supplies Holdings, p.l.c. and CVG Investments Limited.

CONTINUING DIRECTORS UNTIL 2000

     Robert J. Frankenberg, age 52, has been Chairman of the Board since August 1997 and a Director of the Company since December 1996. Since June 1997, Mr. Frankenberg has been President and Chief Executive Officer of Encanto Networks, Inc., a company that develops and markets Internet products. Mr. Frankenberg was Chief Executive Officer and President of Novell, Inc. from April 1994 to August 1996, and Chairman of the Board of Novell, Inc. from August 1994 to August 1996. From February 1991 to April 1994 he was Vice President, General Manager of Hewlett-Packard Company's ("H-P") Personal Information Products Group. Prior to February 1991 he led H-P's Information Networks Group and Information Systems Group. Mr. Frankenberg currently serves on the Board of Directors of Caere Corporation, Daw Technologies, Inc. Electroglas, Inc., National Semiconductor Corporation and Secure Computing Corporation. Mr. Frankenberg also serves on the advisory board of the Sundance Film Festival and the Board of Trustees of Westminster College.

     Jeffrey A. Heimbuck, age 52, has been a Director of the Company since December 1996. From July 1992 through July 1996, Mr. Heimbuck was President and Chief Executive Officer of Inmac Corporation. Prior to Inmac Corporation, he was President of Quantum Commercial Products, a division of Quantum Corporation, manufacturer of Winchester disk drives.

CONTINUING DIRECTORS TO SERVE UNTIL 2001

     David F. Millet, age 54, has been a Director of the Company since October 1992. Since 1997, he has served as Managing Director of Gemini Investors, a private investment firm, and since 1988, he has also served as President of Chatham Venture Corporation, an investment advisory company. He is also President and a director of Thomas Emery & Sons, LLC, a private investment company, and Chairman of Holographix, Inc., a manufacturer of holographic optical components and systems. Mr. Millet is also a director of View Tech, Inc., National Telemanagement Corporation and Mohawk Metal Products.

     Steve Sarich, Jr., age 78, has been a Director of the Company since June 1991. He has been President of 321 Investment Co., a venture capital company, since 1980 and President of C.S.S. Management Co., a management company, since 1986. Mr. Sarich is also a director of Cyclopss Corporation and Flo Scan Instrument Company.

     Bettie A. Steiger, age 65, has been a Director of the Company since May 1995. She is President and Founder of Steiger Associates, a consulting firm which specializes in business management and strategic marketing. From June 1988, Ms. Steiger served in various capacities at Xerox Corporation ("Xerox"). She served as a Principal for Xerox's Market and Technology Innovation Group ("MTI") from June 1992 until July 1998. MTI sponsors new business initiatives for Xerox based on emerging technologies invented at Xerox. From December 1990 to June 1992, Ms. Steiger was Worldwide Marketing Resident at Xerox's Palo Alto Research Center. Formerly, Ms. Steiger was Vice President, Videotex, of the Gartner Group and the Executive Director of the Association for Information and Image Management. She is a founding member of Source Telecomputing Corporation ("The Source"). Ms. Steiger is also a director of Alumnae Resources, ISIM, Inc., PubWeb.com, Inc., and B-Linked, Inc.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive any fee for their services as Directors. Directors who are not employees of the Company are paid a $10,000 annual retainer plus $1,000 per meeting and $500 per telephonic meeting of the Board of Directors and are reimbursed for their expenses incurred in attending meetings. Non-employee Directors who are members of a committee of the Board are paid $1,000 per committee meeting and $500 per telephonic meeting and are reimbursed for their expenses incurred in attending committee meetings. In addition, Mr. Frankenberg receives an annual cash retainer of $50,000 per year for his services as Chairman of the Board.

     Non-employee Directors are compensated for service on the Boards of Directors of subsidiaries of the Company. They are paid an annual retainer of $10,000 and $1,000 per day for attending subsidiary Board or committee meetings that are not held on the same day as a Company Board or Committee meeting at which the Director is in attendance. The Company compensates Directors for services rendered at the request of the Company other than at or in preparation for Board of Directors meetings or Committee meetings at the rate of $1,000 per diem. In the fiscal year ending April 30, 1999, no payments were made for such services.

     Non-employee Directors also receive stock option grants under the Company's 1993 Stock Option Plan for Non-Employee Directors (the "Directors Plan"). Each new non-employee Director upon election or appointment to the Board of Directors receives an initial option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value per share of Common Stock on the grant date. In addition, each non-employee Director automatically receives an annual grant of options to purchase 2,500 shares of Common Stock at each annual meeting of shareholders at which he or she is reelected or continues as a Director at an exercise price per share equal to the fair market value per share of Common Stock on the grant date. Options granted to non-employee Directors upon their initial appointment or election will become fully vested and exercisable four years from the date of grant, with 25% of the total option becoming fully vested and exercisable on the first anniversary date of the grant and 2.0833% becoming fully vested and exercisable each month thereafter. The annual options granted as of each annual meeting of shareholders (including the 1999 Annual Meeting) will vest and become exercisable upon the date of the next annual meeting of shareholders. Options granted under the Directors Plan generally expire five years from the grant date.

     In addition, in consideration of Mr. Frankenberg's assumption of the position of Chairman of the Board, Mr. Frankenberg received a one-time option under the Directors Plan to purchase 30,000 shares of Common Stock at an exercise price equal to the fair market value per share of Common Stock on October 28, 1997, the grant date. This option vests over three years, one-third at each anniversary date, so long as Mr. Frankenberg continues serving as Chairman of the Board. This option terminates six years from the date of grant, except that early termination shall be based on Mr. Frankenberg's service as the Company's outside Chairman of the Board rather than on his service as a director.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During the last fiscal year, there were six meetings of the Board of Directors. All Directors attended at least 75% of the meetings of the Board of Directors and of the committees of which they were members.

     The Board of Directors has established an Acquisition Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. Each of these committees is responsible to the full Board of Directors. The functions performed by these committees are summarized below.

     Acquisition Committee. The Acquisition Committee formulates the Company's acquisition strategy for review and approval by the Board of Directors. The members of this committee are Mr. Frankenberg, Mr. Wall and Mr. Vitale. The Acquisition Committee met once in the last fiscal year.

     Audit Committee. The Audit Committee reviews the scope and results of the annual independent audit of the Company's books and records and reviews the Company's finance and accounting policies. The members of this committee are Mr. Lewis, Mr. Heimbuck and Mr. Millet. The Audit Committee met four times in the last fiscal year.

     Compensation Committee. The Compensation Committee administers certain of the Company's incentive compensation plans and establishes certain policies relating to such plans and other compensation and benefit matters. This committee also establishes salaries, incentives and other forms of compensation for executive officers. The members of this committee are Ms. Steiger, Mr. Frankenberg, Mr. Millet and Mr. Sarich. The Compensation Committee met six times in the last fiscal year.

     Nominating Committee. The Nominating Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors and nominees for Director. The members of this committee are Mr. Lewis and Ms. Steiger. The Nominating Committee met once in the last fiscal year. The Nominating Committee does not consider nominees recommended by security holders.

BENEFICIAL OWNERSHIP OF SHARES

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of July 1, 1999 by (i) each person known by the Company to own beneficially 5% or more of the Common Stock, (ii) each Director and nominee for Director of the Company, (iii) each executive officer of the Company for whom compensation information is given in the Summary Compensation Table in this Proxy Statement, and (iv) all Directors and executive officers as a group.

                                                 OUTSTANDING SHARES
                                                  OF COMMON STOCK
               BENEFICIAL OWNER                  BENEFICIALLY OWNED   PERCENT OF CLASS
               ----------------                  ------------------   ----------------
State of Wisconsin Investment Board(1).........      1,200,700              11.8%
  P.O. Box 7842
  Madison, WI 53707
George B. Bjurman & Associates,................        632,868               6.2%
  George Andrew Bjurman
  and Owen Thomas Barry III(2)
  10100 Santa Monica Boulevard
  Los Angeles, CA 90067
Dimensional Fund Advisors, Inc.(3).............        522,500               5.1%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Robert J. Frankenberg(4).......................         29,947                 *
Jeffrey A. Heimbuck(5).........................          9,947                 *
Henry N. Lewis(6)..............................         47,365                 *
David F. Millet(7).............................         12,031                 *
Steve Sarich, Jr.(8)...........................        147,901               1.5%
Bettie A. Steiger(9)...........................         10,781                 *
Kevin B. Vitale(10)............................         80,250                 *
John R. Wall(11)...............................        457,694               4.5%
Richard P. Fox(12).............................         44,397                 *
Barry Horn.....................................              0                 *
Craig E. Shank(13).............................         13,933                 *
All Directors and executive officers as a group
  (11 persons)(14).............................        585,541               8.4%

---------------
  *  Represents less than 1%.

 (1) Based on publicly available information as of April 30, 1999.

 (2) Based on publicly available information as of April 30, 1999. George B. Bjurman & Associates, George Andrew Bjurman and Owen Thomas Barry III share voting and dispositive power of the 632,868 shares and are beneficial owners of those shares.

 (3) Based on publicly available information as of April 30, 1999.

 (4) Represents options for 29,947 shares of Common Stock that are exercisable within 60 days of July 1, 1999.

 (5) Represents options for 9,947 shares of Common Stock that are exercisable within 60 days of July 1, 1999.

 (6) Includes 40,334 shares of Common Stock held of record by CVG Investments Limited, a substantial majority of the capital stock of which is owned by Mr. Lewis and members of his family. Also includes options for 7,031 shares of Common Stock that are exercisable within 60 days of July 1, 1999.

 (7) Includes 5,000 shares of Common Stock held of record by Chatham Venture Corporate Profit Sharing Plan & Trust, held indirectly by Mr. Lewis. Also includes options for 7,031 shares of Common Stock that are exercisable within 60 days of July 1, 1999.

 (8) Includes options for 7,031 shares of Common Stock that are exercisable within 60 days of July 1, 1999.

 (9) Represents options for 10,781 shares of Common Stock that are exercisable within 60 days of July 1, 1999.

(10) Represents options for 80,250 shares of Common Stock that are exercisable within 60 days of July 1, 1999.

(11) Includes options for 78,957 shares of Common Stock that are exercisable within 60 days of July 1, 1999.

(12) Includes options for 24,397 shares of Common Stock that are exercisable within 60 days of July 1, 1999.

(13) Includes options for 13,333 shares of Common Stock that are exercisable within 60 days of July 1, 1999.

(14) Includes options for 268,705 shares of Common Stock that are exercisable within 60 days of July 1, 1999.

EXECUTIVE COMPENSATION

  Compensation Summary

     The following table sets forth the compensation received by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers (the "named executive officers") for the following periods:
(1) the fiscal year ended April 30, 1999 ("Fiscal 1999"), (2) the four-month period from January 1, 1998 through April 30, 1998 transitioning the Company's fiscal year from a calendar year to a fiscal year ending April 30 (the "1998 Four-Month Period"), (3) the fiscal year ended December 31, 1997 ("Fiscal 1997") and (4) the fiscal year ended December 31, 1996 ("Fiscal 1996").

                           SUMMARY COMPENSATION TABLE

                                              1998 FOUR-MONTH PERIOD AND            LONG-TERM
                                                  ANNUAL COMPENSATION          COMPENSATION AWARDS
                                              ---------------------------   -------------------------
                                                                            SECURITIES    ALL OTHER
                  NAME AND                              SALARY     BONUS    UNDERLYING   COMPENSATION
             PRINCIPAL POSITION                YEAR      ($)      ($)(1)    OPTIONS(#)      ($)(2)
             ------------------               ------   --------   -------   ----------   ------------
John R. Wall................................    1999   $333,333   $   101    117,000        $1,112
  President and Chief Officer(3)               4 mos     75,000       -0-        -0-           602
                                                1997    218,750    40,689     80,000           306
                                                1996    193,750    55,000     52,500(4)        198
Kevin B. Vitale.............................    1999    280,417       101     74,000         1,112
  Chief Operating Officer                      4 mos     70,000       -0-        -0-           602
                                                1997    203,750    37,976     65,000           306
                                                1996    175,000    55,000     30,000           198
Richard P. Fox..............................    1999    200,000       101     10,000         1,671
  Vice President Finance,                      4 mos     43,747       -0-        -0-            64
  Chief Financial Officer and Treasurer(5)
Barry Horn..................................    1999    154,799    81,947        -0-         1,694
  Vice President Worldwide Sales(6)            4 mos     58,333       -0-     10,000           950
                                                1997     43,750    32,108     40,000           216
Craig E. Shank..............................    1999    185,000       101        -0-           234
  Vice President, General                      4 mos     54,110       -0-     40,000           602
  Counsel and Secretary(7)

---------------
(1) For all officers except Mr. Horn, such amounts represent payments under the Company's Holiday Bonus Program, in which all of the Company's employees participate. With respect to Mr. Horn, $81,846 represents sales incentive bonuses and $101 represents a holiday bonus.

(2) For all officers, amounts represent group term life premiums paid by the Company during Fiscal 1999, the 1998 Four-Month Period, Fiscal 1997 and Fiscal 1996, a $500 travel benefit for each of the officers' spouses during the 1998 Four-Month Period and a $777 travel benefit for each of the officers' spouses, with the exception of Mr. Shank's spouse, during Fiscal 1999.

(3) Mr. Wall resigned his position as President and Chief Executive and resigned from the board of directors in August, 1999.

(4) Options granted in 1996 include the repricing of options granted in 1994 that were canceled in connection with an exchange of options with exercise prices in excess of the then fair market value for new options with exercise prices equal to the then fair market value.

(5) Mr. Fox's employment with the Company commenced April 8, 1998.

(6) Mr. Horn's employment with the Company commenced on October 3, 1997 and terminated on February 26, 1999.

(7) Mr. Shank's employment with the Company commenced March 30, 1998.

  Stock Option Grants During Fiscal 1999

     The following table sets forth information concerning the grant of stock options during Fiscal 1999 to the named executive officers.

                        OPTION GRANTS DURING FISCAL 1999

                                      INDIVIDUAL GRANTS(1)
                       --------------------------------------------------
                       NUMBER OF       PERCENT OF                                        POTENTIAL REALIZABLE VALUE AT
                       SECURITIES        TOTAL                     FAIR                     ASSUMED ANNUAL RATES OF
                       UNDERLYING       OPTIONS                   MARKET                 STOCK PRICE APPRECIATION FOR
                        OPTIONS         GRANTED       EXERCISE   VALUE ON                      OPTION TERM(4)(5)
                        GRANTED       TO EMPLOYEES     PRICE     DATE OF    EXPIRATION   -----------------------------
        NAME              (#)        IN FISCAL 1999    ($/SH)     GRANT        DATE          5%($)          10%($)
        ----           ----------    --------------   --------   --------   ----------   -------------   -------------
John R. Wall.........    75,000(1)        9.1%         $13.69         --           --     $  645,718      $1,636,375
                         42,000(2)        5.1           13.69         --           --      1,097,488       2,088,145
Kevin B. Vitale......    50,000(1)        6.0           13.69         --           --        430,478       1,090,917
                         24,000(2)        2.9           13.69         --           --        786,418       1,446,857
Richard P. Fox.......    10,000(3)        1.2           13.69         --           --         86,096         218,183
Barry Horn...........        --            --              --         --           --             --              --
Craig E. Shank.......        --            --              --         --           --             --              --

---------------
(1) Option becomes fully vested and exercisable four years from December 16, 1998, with 25% of the total option becoming fully vested and exercisable on December 16, 1999 and 2.0833% becoming fully vested and exercisable each month thereafter so long as employment with the Company continues. Upon the occurrence of certain business combination transactions, the exercisability of the options is accelerated.

(2) Option becomes fully vested and exercisable four years from May 20, 1998, with 25% of the total option becoming fully vested and exercisable on May 20, 1999 and 2.0833% becoming fully vested and exercisable each month thereafter so long as employment with the Company continues. Upon the occurrence of certain business combination transactions, the exercisability of the options is accelerated.

(3) Option becomes fully vested and exercisable four years from April 8, 1998, with 25% of the total option becoming fully vested and exercisable on April 8, 1999 and 2.0833% becoming fully vested and exercisable each month thereafter so long as employment with the Company continues. Upon the occurrence of certain business combination transactions, the exercisability of the options is accelerated.

(4) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the SEC and are therefore not intended to forecast possible future appreciation, if any, of the Common Stock price. Assumes all options are exercised at the end of their respective 10-year terms. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall stock market conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not be achieved.

(5) The increase in the market value of the holdings of all of the Company's shareholders over a 10-year period, based on 10,151,162 shares of Common Stock outstanding as of April 30, 1999, at assumed annual rates of appreciation of 5% and 10% from a base price of $15.625 per share (the closing market price as of April 30, 1999), would be $99,750,176 and $252,786,530, respectively.

  Option Exercises During Fiscal 1999

     The following table sets forth information concerning the exercise of stock options during Fiscal 1999 by the named executive officers, and their options outstanding at the end of Fiscal 1999.

AGGREGATED OPTION EXERCISES DURING FISCAL 1999 AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                              OPTIONS AT                 IN-THE-MONEY OPTIONS
                         SHARES                           FISCAL YEAR-END(#)           AT FISCAL YEAR-END($)(1)
                       ACQUIRED ON       VALUE       ----------------------------    ----------------------------
        NAME           EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
        ----           -----------    -----------    -----------    -------------    -----------    -------------
John R. Wall.........    225,000      $3,076,875       62,499          227,834         $48,590        $397,364
Kevin B. Vitale......        -0-             -0-       68,276          168,976          48,025         285,498
Richard P. Fox.......        -0-             -0-       18,750           56,250          11,953          35,859
Barry Horn...........        -0-             -0-       13,332           36,668             -0-           4,375
Craig E. Shank.......        -0-             -0-       10,833           29,167           4,739          12,761

---------------
(1) Amounts equal the closing price of the Common Stock on April 30, 1999 ($15.625 per share), less the option exercise price, multiplied by the number of shares exercisable or unexercisable.

  Compensation Committee Report on Executive Compensation

     The Company's executive compensation program is administered by the Compensation Committee, which is comprised of four non-employee Directors. The Compensation Committee works with management to develop compensation plans for the Company and is responsible for determining the compensation of each executive officer and reporting such compensation to the Board of Directors.

     The Company's executive compensation program is designed to align executive compensation with the Company's business objectives and the executive's individual performance, and to enable the Company to attract, retain and reward executive officers who contribute, and are expected to continue to contribute, to the Company's long-term success. In establishing executive compensation, the Compensation Committee is guided by the following principles: (i) the total compensation for executive officers should be sufficiently competitive with the compensation paid by other high-growth companies in the software industry for officers in comparable positions so that the Company can attract and retain qualified executives and (ii) individual compensation should include components that reflect the financial performance of the Company and the performance of the individual.

     The compensation of the Company's executive officers consists of a combination of base salary, bonuses and equity-based compensation. In general, the Company's compensation program favors bonuses based on operating profit and individual merit as opposed to salary increases. The Compensation Committee believes that executive compensation should be designed to motivate executives to increase shareholder value, and further believes that executive officers can best increase shareholder value through the Company's operating profit by conceiving, developing and positioning the best products in the Company's chosen markets. The Compensation Committee has also focused on maintaining total compensation packages that are adequate to retain executives for the Company.

     Compensation payments in excess of $1 million to the Chief Executive Officer or the other four most highly compensated executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Certain performance-based compensation is not subject to the limitation on deductibility. The Compensation Committee does not expect cash compensation in fiscal 1999 to its Chief Executive Officer or any other executive officer to be in excess of $1 million. The Company's 1993 Plan is designed to qualify for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

     Base Salary. The Compensation Committee sets the base salary for executive officers by reviewing the salaries for comparable positions in high-growth companies in the Company's industry, the historical compensation levels of the Company's executives and the executive's individual performance in the preceding year (based on the factors discussed under "Merit Bonus Program" below). The Compensation Committee utilizes salary surveys for reference purposes, but its salary determinations are not subject to specific criteria. For 1995 and 1996, base salary for Mr. Wall also reflected the Company's obligations under his employment agreement. See "Employment Contracts, Termination of Employment and Change of Control Arrangements." In fiscal 1999, the base salaries of the executive officers as a group were increased, based in part on the individual contributions of the executives and in part on the need to retain key executives, at an average rate of approximately 16.6%.

     Merit Bonus Program. Each year the Compensation Committee adopts a management incentive plan that reflects the Compensation Committee's belief that a portion of each executive officer's and other manager-level participant's compensation should be tied to the achievement by the Company of its profit goals and by each executive officer of his or her individual performance goals. The 1999 Executive Incentive Plan (the "1999 Incentive Plan"), set operating profit goals and a merit bonus pool. In addition, the 1999 Incentive Plan provided for both an increase and a decrease in the merit bonus pool as a function of the Company's actual operating profit. Under the 1997 Incentive Plan, executive officers are entitled to receive a bonus of between 40% and 50% of base salary if the Company achieved its profit goals for Fiscal 1999 and the individual executive met or exceeded his or her performance expectations. Based on the Company's performance during Fiscal 1999, the bonus pool was not funded and the executive officers did not receive a bonus.

     Stock-Based Compensation. Awards of stock options under the Company's stock option plans are designed to more closely tie the long-term interests of the Company's executives with those of its shareholders and to assist in the retention of executives. The Compensation Committee selects the executive officers, if any, to receive stock options and determines the number of shares subject to each option. The Compensation Committee's determination of the size of option grants is generally intended to reflect an executive's position with the Company and his or her contributions to the Company. Options generally have a four-year vesting period to encourage key employees to continue in the Company's employ. The Compensation Committee reviews the outstanding unvested options of the key executives from time to time and may grant additional options to encourage the retention of key executives. In fiscal 1999, a total of 201,000 options were granted to the executive officers.

     Chief Executive Officer Compensation. The compensation for Mr. Wall, the Company's former Chief Executive Officer, was determined based on the same policies and criteria as the compensation for the other executive officers. The Compensation Committee reviewed Mr. Wall's base salary and increased it to $325,000 from its 1998 level of $219,000. The Compensation Committee continued to utilize the 1999 Incentive Plan to tie Mr. Wall's compensation to shareholder value by encouraging him to meet and exceed the goals set forth in the Company's operating profit plan. The Compensation Committee also granted to Mr. Wall options to purchase 117,000 shares in fiscal 1999.

                                          The Compensation Committee

                                          Bettie A. Steiger
                                          Robert J. Frankenberg
                                          David F. Millet
                                          Steve Sarich, Jr.

STOCK PRICE PERFORMANCE

     The graph set forth below compares the cumulative total return on the Common Stock with the cumulative total returns of the Nasdaq Total U.S. Index and the Nasdaq Computer and Data Processing Index, resulting from an initial assumed investment of $100 in each and assuming the reinvestment of any dividends, for the period beginning on the date of the Company's initial public offering on March 15, 1993 and ending on April 30, 1999. Stock price performance shown in the Performance Graph for the Common Stock is historical and not necessarily indicative of future price performance.

                               PERFORMANCE GRAPH
                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                     WALL DATA, NASDAQ TOTAL U.S. INDEX AND
                   NASDAQ COMPUTER AND DATA PROCESSING INDEX

                                                NASDAQ COMPUTER AND DATA
                                                    PROCESSING INDEX         NASDAQ TOTAL U.S. INDEX            WALL DATA
                                                ------------------------     -----------------------            ---------
3/15/93                                                  100.00                      100.00                      100.00
12/31/93                                                 100.00                      112.00                      176.00
12/31/94                                                 122.00                      109.00                      175.00
12/31/95                                                 185.00                      155.00                       73.00
12/31/96                                                 229.00                      190.00                       66.00
12/31/97                                                 281.00                      233.00                       60.00
4/30/98                                                  374.00                      277.00                       68.00
4/30/99                                                  571.00                      376.00                       69.00

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
ARRANGEMENTS

     In January 1999, the Company entered into Employment and Change of Control Agreements with each of Messrs. Wall, Vitale, Fox and Shank (the "Executives"). Each agreement provides that the Executive will be employed by the Company for a term of two years, with an automatic renewal for successive one-year terms unless cancelled upon twelve months' notice. Termination without cause or for good reason entitles the Executives to receive (1) two times base salary for Messrs. Wall and Vitale and one times base salary for Messrs. Fox and Shank, (2) a percentage of base salary equal to the Executive Incentive Plan percentage for the prior fiscal year and (3) COBRA premiums for eighteen months. In the event of termination due to change of control, the Executives will receive the benefits above, except that the salary multiple for Messrs. Wall and Vitale is two and one-half and for Messrs. Fox and Shank is one and one-half.

     Upon a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the Company's shareholders receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, options granted under the 1983 and the 1993 Amended and Restated Stock Option Plans will terminate (with certain exceptions), but the optionee will have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise his or her option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On April 14, 1999, the Company loaned $860,000 to John R. Wall, the Company's former CEO, which loan is to be repaid by Mr. Wall in accordance with the terms of a promissory note by Mr. Wall in favor of the Company (the "Note"). The Note accrues interest at a rate of 5.28% per year. The accrued interest is due on April 15, 2000, April 15, 200l and April 15, 2002, and the principal amount of the Note and any unpaid interest is due on April 15, 2003. As of August 18, 1999, the entire principal amount remained outstanding.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater-than-10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that, during the year ended December 31, 1997, its executive officers, Directors and greater-than-10% shareholders complied with all Section 16(a) filing requirements.

                                    AUDITORS

     The Board of Directors has appointed Ernst & Young LLP as independent public accountants for the fiscal year ending April 30, 1999. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from shareholders.

                            EXPENSES OF SOLICITATION

     The accompanying proxy is solicited by and on behalf of the Board of Directors, and the entire cost of such solicitation will be borne by the Company. William F. Doring & Co. will distribute proxy materials to beneficial owners and may solicit proxies by personal interview, mail, telephone and telegram, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held on the record date by such persons. The Company will pay William F. Doring & Co. a fee of approximately $4,000, plus reasonable expenses, to cover its services and will reimburse William F. Doring & Co. for payments made to brokers and other nominees for their expenses in forwarding solicitation materials. Solicitation may be made by personal interview, telephone and telegram by Directors, officers and other employees of the Company without special compensation to those persons.

                                 OTHER MATTERS

     The Company knows of no other matters that are likely to be brought before the Annual Meeting. If, however, other matters not now known or determined properly come before the Annual Meeting, the persons named in the enclosed proxy card or their substitutes will vote such proxy in accordance with their discretion with respect to such matters.

                           PROPOSALS OF SHAREHOLDERS

     For proposals of shareholders to be considered for inclusion in the Proxy Statement and proxy for the 2000 Annual Meeting of Shareholders, such proposals must be received by the Secretary of Wall Data by April 14, 2000.

                                 ANNUAL REPORT

     Copies of the Company's 1999 Annual Report and Form 10-K for the fiscal year ended April 30, 1999 are being mailed with this Proxy Statement to each shareholder of record. Shareholders not receiving such documents may obtain them without charge by writing or calling Investor Relations, Wall Data Incorporated, 11332 NE 122nd Way, Kirkland, WA 98034-6931, telephone (800) 755-9255.

                                          By Order of the Board of Directors

                                          /s/ CRAIG E. SHANK
                                          Vice President and Secretary
Kirkland, Washington
August 19, 1999

PROXY


                             WALL DATA INCORPORATED

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
               ANNUAL MEETING OF SHAREHOLDERS--SEPTEMBER 22, 1999


The undersigned hereby appoint(s) Kevin B. Vitale and Craig E. Shank and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of Common Stock of Wall Data Incorporated held of record by the undersigned on July 26, 1999 at the Annual Meeting of Shareholders of the Company to be held at the Hyatt Regency Hotel, 900 Bellevue Way, Bellevue, Washington, at 10:00 a.m. on Wednesday, September 22, 1999, or any adjournment or postponement thereof, with authority to vote upon the matters listed on the other side of this proxy card and with discretionary authority as to any other matters that may properly come before the meeting.


               IMPORTANT--PLEASE DATE AND SIGN ON THE OTHER SIDE.



--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                               Please mark
                                                               your vote as  [X]
                                                               indicated in
                                                               this example
--------------------------------------------------------------------------------
          The Board of Directors recommends a vote "FOR the Nominees"
--------------------------------------------------------------------------------

                                  FOR              WITHHOLD AUTHORITY
ELECTION OF DIRECTORS         all nominees      to vote for all nominees
                                  [ ]                      [ ]

Nominees: Kevin B. Vitale
          Henry N. Lewis

INSTRUCTION:  To withhold authority      SHARES REPRESENTED BY THIS PROXY WILL
for any individual nominee, print        BE VOTED AS DIRECTED BY THE SHAREHOLDER
the nominee's name in the following      IN THE SPACE PROVIDED. IF NO DIRECTION
space:                                   IS GIVEN, THIS PROXY WILL BE VOTED "FOR
-------------------------------------    THE NOMINEES".





Signature(s)_____________________________________ Date ___________________

Please sign exactly as your name appears hereon. Attorneys, trustees, executors and the other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc., and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE